Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP. ACTS:
‘FOREGONE TAX RATES
STIMULATE SHAREHOLDER PAYBACK!’

Fort Lauderdale, FL . . . November 23, 2012 – National Beverage Corp. (NASDAQ:FIZZ) today announced that its Board of Directors has declared a special cash dividend to shareholders of record at the close of business on December 5, 2012.  The Board directed a range of $1.50 to $3.00 per share and will finalize the per share amount no later than November 30, 2012.  The payment date will be made to avail shareholders of the current tax treatment in calendar year 2012; and, further, should the Administration extend or modify its position relative to current tax on dividends, the Board may extend the payment date to February 1, 2013.

“Our Board views itself as ‘Guardians’ of the shareholders and, as such, will continue to explore all remedies to enhance shareholder values.  The range of distribution, while protecting the integrity of our balance sheet, are shareholder values that we will not compromise,” stated Nick A. Caporella, Chairman and Chief Executive Officer.

“Final services for President Kennedy’s – ‘What You Can Do For Your Country’ were held November 6, 2012.  Will traditional ‘Golden Standards’ also go the way of that challenge?  Can the walls of a Fortress Balance Sheet be astute talent or dynamic creative and insure the same Philosophical Security to the investor?  Does shareholder equity have a significant effect on a company’s ability to create, innovate and make profits?  Or . . . should it be the Idea – the generation of Cash Flow and the magnet that attracts genius to the Team . . . that comprise the real granite walls of the Fortress . . . on the Fortress Balance Sheet?” Caporella added.

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National Beverage Corp.

“Is tomorrow’s Enterprise Value determined by the brilliance of the idea, management’s creativity and the magnitude of free cash flow?  I certainly hope so . . .” continued Caporella.

“Confusion, upset, dilemma, change, challenge . . . All are provocateurs for the Opportunistic and the Innovator!  The benefactors are those who engage in novel thought, for they rest upon – Excellence!  We are effervescently engaged – We are National Beverage Corp.!  Just part of our DNA . . .” smiled Caporella.

National Beverage is highly innovative as a pace-setter in the changing soft-drink industry, featuring refreshment products that are geared toward the lifestyle/health-conscious consumer.  Shasta® – Faygo® – Everfresh® and LaCroix® are aligned with Rip It® energy products to make National Beverage . . . America’s Flavor•Favorite – soft-drink company.

“Patriotism” – If Only We Could Bottle It!

Fun, Flavor and Vitality . . . the National Beverage Way

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings.  The Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.